EXHIBIT 10.37
EXECUTION COPY
MASTER DISTRIBUTION AGREEMENT
This MASTER DISTRIBUTION AGREEMENT (“Agreement”) is entered into as of May 25, 2007 by and between Lions Gate Films Inc., a Delaware corporation (“Distributor” or “LGF”), and LG Film Finance I, LLC, a Delaware limited liability company (“FilmCo”). Capitalized terms not otherwise defined herein shall have the meanings set forth in Schedule A hereto, the terms of which are hereby incorporated by reference.
RECITALS
     WHEREAS, FilmCo and LGF have entered into that certain Master Covered Picture Purchase Agreement, dated as of even date herewith (the “Master Picture Purchase Agreement”), pursuant to which FilmCo has agreed to acquire Rights in and to Covered Pictures from LGF on the terms set forth therein;
     WHEREAS, Distributor desires to be the exclusive distributor of the Distribution Rights to the Funded Pictures on the terms and conditions set forth herein, and FilmCo is willing to grant the Distribution Rights to Distributor in consideration of Distributor’s undertaking the obligations set forth herein;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto), the parties hereby agree as follows:
1. DEFINITIONS AND ACCOUNTING TERMS.
     1.1 Defined Terms. As used in this Agreement the following terms shall have the respective meanings set forth in this Section 1.1.
     “Additional Delivery Items” has the meaning set forth in Section 8.1 hereof.
     “Collection Accounts” has the meaning set forth in the Intercreditor Agreement.
     “Distribution Records” has the meaning set forth in Section 7.5 hereof.
     “FilmCo Event of Default” has the meaning set forth in Section 11.2 hereof.
     “FilmCo Obligations” has the meaning set forth in Section 6.2 hereof.
     “FundCo Estimated Share” has the meaning set forth in Section 6.3.1 hereof.
     “Gross Receipts” has the meaning set forth in Schedule C attached hereto.
     “LGF Master Collection Account” means the deposit account (account number 2330720026) (ABA #071000013) in the name of the Distributor and maintained by the Distributor at JPMorgan Chase Bank, N.A.

     “Non-Discriminatory Basis” has the meaning set forth in Section 10.3.3 hereof.
     “Physical Properties” has the meaning set forth in Schedule C, Section 4.B.
     “Preliminary Allocation Period” has the meaning set forth in Section 6.3.1 hereof.
     “Preliminary Estimated Allocation Statement” has the meaning set forth in Section 6.3.1 hereof.
     “Required Delivery Items” has the meaning set forth in Section 8.1 hereof.
     “Settlement Report” has the meaning set forth in Section 7.2 hereof.
     “Short Form License Agreement” has the meaning set forth in Section 10.2 hereof.
     “Term” means, with respect to a Funded Picture, the term of the Rights acquired by FilmCo with respect to such Funded Picture (or, if earlier, the date on which FilmCo resells such Funded Picture to LGF under the Master Picture Purchase Agreement).
     “Third Party Payments” has the meaning set forth in Section 6.1 hereof.
     “True-Up Statement” has the meaning set forth in Section 7.2 hereof.
2. GRANT OF RIGHTS.
     2.1 FilmCo hereby grants and licenses to Distributor, as of the date on which FilmCo acquires a Funded Picture, the sole and exclusive, irrevocable (except to the extent expressly set forth herein) right, under copyright and otherwise, to advertise, publicize, promote, market, access Physical Properties, distribute, subdistribute, license and sublicense, and otherwise use and/or Exploit all of the Distribution Rights owned or controlled by FilmCo with respect to such Funded Picture in all media now or hereafter known or devised by any manner or method now known or hereafter devised in the Distribution Territory for such Funded Picture, during the Term. FilmCo shall not exercise any of the rights granted to Distributor prior to a Distribution Termination Event and shall not release or disclose any information, advertising or publicity relating to any Funded Picture in the Distribution Territory without Distributor’s prior written approval.
     2.2 Distributor and FilmCo acknowledge and agree that this Agreement evidences the grant of a license of the Distribution Rights to each Funded Picture acquired by FilmCo under the Master Picture Purchase Agreement. If the license granted under this Agreement is characterized as anything other than a license of the Distribution Rights from FilmCo to Distributor, and so long as Distributor has any Distribution Rights granted hereunder, Distributor will nevertheless make all payments required under this Agreement and will otherwise comply with its obligations hereunder, it being agreed that the making of such payments and the compliance with such obligations by Distributor are essential elements of the transactions evidenced by this Agreement and the other Transaction Documents. The parties acknowledge and agree that the Distribution Rights and license granted under this

Agreement by FilmCo to Distributor do not and shall not be deemed to be a sale by FilmCo of the Funded Pictures or of the Distribution Rights thereto.
3. EXPLOITATION OF DISTRIBUTION RIGHTS.
     3.1 Subject to the other terms hereof, including Section 10.3.3., Distributor shall have the sole right, in its sole discretion to make all decisions concerning the Exploitation of the Rights in each Funded Picture, including the right to release and distribute (and/or refrain from releasing and distributing) each Funded Picture in any manner and media, and through such releasing or distribution entity or entities (and/or to engage such subdistributors or licensees) as it determines in its sole discretion. Without limiting the foregoing (but subject in each instance to any restrictions on the Distribution Rights as acquired by FilmCo under the Master Picture Purchase Agreement), Distributor may, without limitation:
          3.1.1 at its sole discretion, prepare closed-captioned versions of the Funded Pictures and use excerpts, clips and trailers thereof for advertising and promotional purposes;
          3.1.2 incorporate onto Videograms of a Funded Picture (A) preceding and/or following the main and end titles of such Funded Picture, Distributor’s or any of Distributor’s, sublicensees’, affiliates’ and affiliated licensees’ names, trademarks, logos, trailers, clips, (B) excerpts of other Motion Pictures, (C) Distributor’s standard “opening” and “closing” sequences, including an introductory visual “logo” with or without music, (D) any legal notices or other information which Distributor determines is necessary, (E) paid advertising provided monies received from such paid advertising shall be included in Gross Receipts, (F) any so-called “making of” or “behind the scenes” documentary footage or programming, including, without limitation, any part of the electronic press kits, featurettes, interviews, television specials and publicity clips prepared in connection with such Funded Picture, and (G) such other materials or credits as it, in its sole discretion, deems appropriate;
          3.1.3 incorporate trailers, clips or excerpts of a Funded Picture on Videograms of other Motion Pictures and may incorporate trailers, clips or excerpts of other motion pictures on Videograms of a Funded Picture;
          3.1.4 have the right, at its sole discretion, to make any and all changes and modifications, edits, or additions in or to a Funded Picture (including its title) which Distributor shall determine to be necessary or desirable including by reason of censorship, registration (i.e. ratings) or other requirements of governmental or other authorities or Law, or platform requirements, all at FilmCo’s sole cost and expense as part of the Distribution Costs and Expenses of such Funded Picture. FilmCo agrees to cooperate with Distributor as required for Distributor to clear customs, registrations and censorship or similar authorities and any fees associated therewith shall be part of the Distribution Costs and Expenses of such Funded Picture. Distributor shall have the right to select, designate or change the title of a Funded Picture in its discretion and to release or not release such Funded Picture in any or all parts of the Distribution Territory for such Funded Picture under such title or titles as Distributor may designate;

          3.1.5 include Distributor’s (or one or more of Distributor’s or any of Distributor’s sublicensees’, affiliates’ and affiliated licensees’ names) name, logo, trademark or emblem in such manner, position, form and substance as Distributor may elect on the prints of the Funded Pictures, and on all advertising and publicity materials for the Funded Pictures (including any trailers of the Funded Pictures), together with such words as Distributor may elect indicating that such Funded Pictures are being distributed by Distributor or any of Distributor’s sublicensees’, Affiliates’ and affiliated licensees’ names, and
          3.1.6 allow any of the foregoing rights to be exercised by or grant any of the foregoing rights to a sublicensee or an affiliate.
     3.2 Release Obligations.
          3.2.1. Notwithstanding Section 3.1, Distributor shall cause the Theatrical Exhibition in the United States of each Funded Picture, and, provided, further, that:
          (a) of the first twenty-three (23) Funded Pictures Delivered to Distributor, a minimum of ***** (to be determined by Distributor in its sole discretion) shall be Theatrically Exhibited in the United States on at least ***** screens, provided that, in the event that less than twenty-three (23) Funded Pictures are Delivered to Distributor during the Contribution Period as a result of a FundCo Default or a Permitted FundCo Non-Contribution, the thirteen (13) Funded Picture requirement shall be adjusted downward pro-rata based on the total number of Funded Pictures actually Delivered to Distributor during the Contribution Period; and
          (b) Distributor shall, on a picture-by-picture basis, spend at least ***** Dollars ($*****) in P&A Costs on the Theatrical Exhibition in the United States of a minimum of ***** of the first twenty-three (23) Funded Pictures the Distribution Rights for which are granted to Distributor hereunder, provided that, in the event that less than twenty-three (23) Funded Pictures are Delivered to Distributor during the Contribution Period as a result of a FundCo Default or a Permitted FundCo Non-Contribution, the ***** Funded Picture requirement shall be adjusted downward pro-rata based on the total number of Funded Pictures actually Delivered to Distributor during the Contribution Period.
The obligations described in this Section 3.2.1 are the “Release Obligations.”
          3.2.2 With respect to each Funded Picture, Distributor shall notify FilmCo if the Initial Theatrical Release Date of such Funded Picture does not occur within ***** days of the Initial Investment Date for such Funded Picture.
     3.3 Services Included Without Additional Cost. Distributor shall provide to FilmCo, directly or through its Affiliates, distribution services and facilities as it and its Affiliates historically have provided in the distribution of Motion Pictures acquired or produced by LGF or its Affiliates, and agrees that it shall utilize the distribution services and facilities of LGF and/or its Affiliates (rather than Third Party services and facilities) to the same extent it would generally utilize such services and facilities for other Motion Pictures of

LGF or its Affiliates. FilmCo acknowledges and agrees that such distribution services and facilities provided by Distributor and its Affiliates to FilmCo shall vary from Funded Picture to Funded Picture. Distributor shall not charge Purchaser any overhead of LGF or an Affiliate or add to any invoice any overhead of LGF or an Affiliate.
     3.4 Copyright Protections and Notice. Distributor shall take all actions reasonably sufficient to secure copyright protection for each Funded Picture throughout the applicable Distribution Territory for such Funded Picture in a manner consistent with its past practice for its own Motion Pictures. Distributor shall register for copyright the Motion Picture in the United States Copyright Office if not previously registered. All such costs and expenses shall be a Distribution Cost and Expense. Distributor shall include in the Funded Pictures in the forms and media distributed by it a copyright notice in conformity with the Laws of the United States and the Universal Copyright Convention designating FilmCo as copyright proprietor.
4. DISTRIBUTION FEE.
     4.1 In connection with Distributor’s exploitation of the Distribution Rights, Distributor shall retain a distribution fee, as determined pursuant to this Section 4.
     4.2 All Forms of Distribution. Subject to Section 4.3, Distributor shall be entitled to retain as its base distribution fee ***** of Gross Receipts (the “Base Distribution Fee”).
     4.3 Adjustment to the Distribution Fee. If LGE fails to exercise its Repurchase Option within two (2) years after the date on which such Repurchase Option first becomes exercisable under the terms and conditions of the FilmCo Operating Agreement, the Base Distribution Fee shall be adjusted for all Gross Receipts reported in Settlement Reports for each Accounting Period commencing on or after the eighth (8th) anniversary of the Closing Date, to ***** of such Gross Receipts (the “Reduced Distribution Fee”). The Base Distribution Fee or the Reduced Distribution Fee, as applicable, may be referred to herein as the “Distribution Fee.”
5. DISTRIBUTION COSTS AND EXPENSES.
     5.1 All Distribution Costs and Expenses paid or incurred in connection with Distributor’s exercise and Exploitation of the Distribution Rights for each Funded Picture in the applicable Distribution Territory shall be advanced by Distributor in accordance with the terms of this Agreement and recouped as provided in Section 6 or Section 7 below, or paid as part of the Initial Purchase Price pursuant to the terms of the Master Picture Purchase Agreement.
6. ALLOCATION OF GROSS RECEIPTS.
     6.1 Third Party Payments. All Third Party Participations (other than advances included in Direct Costs), Residuals, music synchronization, performance and other mechanical fees, and any other license fees (including, without limitation, all literary, all EU copyright directives, artistic, musical, technological and/or intellectual property rights fees) in connection with each Funded Picture (collectively, “Third Party Payments”) shall be advanced by Distributor on behalf of FilmCo and recouped by Distributor as a Distribution Cost and Expense. Distributor shall be entitled to fully recoup all Third Party Payments.
     6.2 Paymaster Services. So long as Distributor has Distribution Rights with respect to a Funded Picture, then with respect to each such Funded Picture during the Term, Distributor agrees to (i) provide to FilmCo paymaster services in connection with the payment of Third Party Payments for such Funded Picture with regard to its Distribution Rights and (ii) advance on behalf of FilmCo the Third Party Payments and all other Distribution Costs and Expenses (the “FilmCo Obligations”). Distributor shall prepare all statements with respect to Third Party Participations in accordance with the applicable participant’s agreement, provide such statements to participants, and manage any participant audits. Distributor shall be entitled to recoup amounts advanced in respect of FilmCo Obligations as set forth in this Agreement.
     6.3 Allocation of Gross Receipts.
          6.3.1 Distributor shall collect and account for all Gross Receipts on a Funded Picture-by-Funded Picture basis, and deposit all such Gross Receipts, when received, in the LGF Master Collection Account or the Collection Accounts. On Thursday of each week (if a Business Day and if not then on the next succeeding Business Day), Distributor shall deliver to FilmCo a preliminary allocation statement (each, a “Preliminary Estimated Allocation Statement”) which shall set forth Distributor’s estimated good faith allocation of the FundCo Estimated Share of Gross Receipts for the seven day period ending on such day (the “Preliminary Allocation Period”) held in the LGF Master Collection Account or the Collection Accounts, on a Funded Picture-by-Funded Picture basis. “FundCo Estimated Share” shall mean an amount equal to the estimated Adjusted Receipts for a Funded Picture for the applicable Preliminary Allocation Period multiplied by a percentage equal to FundCo’s Allocable Share in such estimated Adjusted Receipts calculated in accordance with Section 6.3.2. On the due date for each Preliminary Estimated Allocation Statement, on a Funded Picture-by-Funded Picture Basis, Distributor shall pay over to the FilmCo Separate Account an amount equal to the FundCo Estimated Share held in the LGF Master Collection Account or the Collection Accounts. Interest earned by FilmCo on all amounts paid over to the FilmCo Separate Account pursuant to a Preliminary Estimated Allocation Statement for a Funded Picture from the date paid over to the due date of the next Settlement Report for such Funded Picture shall be paid over by FilmCo to Distributor on each Settlement Date. FilmCo acknowledges that the Preliminary Estimated Allocation Statement is an estimate, that actual amounts may vary from such statement, that such Preliminary Estimated Allocation Statement shall not be binding for any purpose, and that Distributor shall have no liability for such estimates.
          6.3.2 On or before each Settlement Date for an Accounting Period during the Contribution Period, LGF shall, on a Funded Picture by Funded Picture basis, deduct and retain from Gross Receipts collected by (or credited to) it in the applicable Accounting Period the following amounts, in the following order (the “Distributor Waterfall”):

(i)	First, amounts due to Distributor for payment of its Distribution Fee with respect to Gross Receipts received with respect to such Funded Picture in the applicable Accounting Period as set forth in the applicable Settlement Report; and

(ii)	Second, amounts due to Distributor as reimbursement of or payment for Distribution Costs and Expenses with respect to such Funded Picture in such Accounting Period or a prior Accounting Period or payable by Distributor within thirty (30) days from the end of the most recent Accounting Period to the extent not previously recouped by Distributor or paid directly by FilmCo, all as set forth in the applicable Settlement Report.
Amounts, if any, remaining from the Gross Receipts after the deductions described in the Distributor’s Waterfall are “Adjusted Receipts,” and the amount thereof shall be set forth in the applicable Settlement Report. During the Contribution Period, all Adjusted Receipts shall be paid by Distributor to the FilmCo Separate Account on the Settlement Date.
After the Contribution Period, LGF shall, for all Funded Pictures, deduct and retain from Gross Receipts in the applicable Accounting Period the following amounts in the following order (the “Post-Contribution Period Waterfall”):
(iii)	First, amounts due to Distributor for payment of its Distribution Fee with respect to Gross Receipts received with respect to all Funded Pictures in the applicable Accounting Period or a prior Accounting Period as set forth in the applicable Settlement Reports and not previously repaid or recouped;

(iv)	Second, amounts due to Distributor as reimbursement of or payment for Distribution Costs and Expenses with respect to all Funded Pictures in such Accounting Period or a prior Accounting Period or payable by Distributor within thirty (30) days from the end of the most recent Accounting Period to the extent not previously recouped by Distributor or paid directly by FilmCo, all as set forth in the applicable Settlement Reports; and

(v)	Third, amounts due to Distributor as the result of any overpayment as set forth in Section 7.2 of this Agreement.
Amounts, if any, remaining from the Adjusted Receipts after the deductions described in the Post-Contribution Period Waterfall and all True-Up Credits payable to FilmCo after the Contribution Period shall be paid by Distributor to the FilmCo Separate Account on the Settlement Date.
     6.4 Calculation of Estimated P&R Liability. Each Settlement Report for a Funded Picture shall be accompanied by an Ultimates Statement and a Cumulative Aggregate Ultimates Statement. If the cumulative aggregate Estimated Net Receipts for all Funded Pictures as of such Settlement Date shown on the Cumulative Aggregate Ultimates Statement is a negative amount (a “P&R Reserve Triggering Event”), FilmCo shall cause to be paid over to the P&R Reserve Account an amount for the applicable Accounting Period calculated as set forth in Section 8.6.5 of the FilmCo Operating Agreement.
     6.5 Calculation of the FilmCo Distribution Costs Reserve Amount. Each Settlement Report for a Funded Picture Delivered after the last day of the Contribution Period shall be accompanied by an Ultimates Statement and a Cumulative Aggregate Ultimates Statement. If the cumulative aggregate Estimated Net Receipts for all Funded Pictures as of such post Contribution Period Settlement Date shown on the Cumulative Aggregate Ultimates Statement is a negative amount (a “DC Reserve Triggering Event”), FilmCo shall cause to be paid over to its FilmCo Distribution Costs Reserve Account an amount for the applicable Accounting Period calculated as set forth in Section 8.6.6 of the FilmCo Operating Agreement.
7. ACCOUNTING / SETTLEMENT REPORTS / TRUE-UP STATEMENTS / AUDIT.
     7.1 Accounting Period. Distributor shall account to FilmCo with respect to each Funded Picture distributed by Distributor hereunder for each Accounting Period. Each party hereto acknowledges and agrees that Distributor follows a calendar year for accounting purposes in which each month is either four or five weeks in duration, which months always end on a Saturday, and that such accounting period end dates do not necessarily (and in most cases will not) coincide with calendar month-end dates or calendar quarter-end dates.
     7.2 Settlement Reports; True-Up Statements. On or before each Settlement Date, Distributor shall render to FilmCo (with a courtesy copy to FundCo) a settlement report for each Funded Picture in substantially the form of Exhibit 7.2(a) attached hereto (each, a “Settlement Report”) and, for each Settlement Report due prior to the last day of the Contribution Period, a true-up statement in substantially the form of Exhibit 7.2(b) hereto (each, a “True-Up Statement”). Each Settlement Report for each Accounting Period shall be delivered by Distributor to FilmCo (with a courtesy copy to FundCo) not later than each Settlement Date together with any sums being shown due to FilmCo, which Distributor shall pay to the FilmCo Separate Account by wire transfer of immediately available funds. Settlement Reports rendered by Distributor may be changed from time to time to give effect to year-end adjustments made by Distributor’s accounting department or public accountants, to items overlooked, to correct errors, or to reflect any indebtedness which may become uncollectible. Should Distributor make any overpayment to FilmCo hereunder for any reason, Distributor shall have the right to deduct and retain for its own account an amount equal to any such overpayment from any sums that may thereafter become due or payable by Distributor to FilmCo or for FilmCo’s account or if there are insufficient amounts to repay such overpayment as reflected in the next succeeding Settlement Report then (a) for amounts required to be repaid during the Contribution Period, FilmCo shall make a True-Up Payment for such amounts, and (b) for amounts required to be repaid after the Contribution Period, Distributor shall recoup such amounts as set forth in the Post-Contribution Period Waterfall. Should Distributor make any underpayment to FilmCo hereunder for any reason, Distributor shall on the next succeeding Settlement Date pay to FilmCo an amount equal to any such underpayment.

     7.3 True-Up Payments and Credits. Within five (5) Business Days following the delivery to FilmCo of a Settlement Report and True-Up Statement due during the Contribution Period, (i) FilmCo shall pay or cause to be paid to LGF under the Master Picture Purchase Agreement with respect to Direct Costs and to LGF as Distributor with respect to Direct Costs, and Distribution Costs and Expenses incurred by it (in each case, without duplication and not otherwise recouped or repaid) any and all True-Up Payments due to Distributor, as reflected on the applicable Settlement Report and True-Up Statement, and (ii) LGF (as to Direct Costs paid to it) or Distributor, as applicable shall pay to FilmCo any and all True-Up Credits due to FilmCo as reflected on the applicable Settlement Report and True-Up Statement. No True-Up Payments shall be required from FilmCo for any Settlement Report due after the last day of the Contribution Period.
     7.4 Withholdings. All amounts payable to FilmCo under this Agreement shall be subject to all Laws and regulations now or hereafter in existence requiring the deduction or withholding of payments for income or other taxes payable by or assessable against FilmCo arising out of or in accordance with this Agreement. Distributor shall have the right to make such deductions and withholdings, and the payment thereof to the governmental agency concerned in connection with Distributor’s interpretation in good faith of such Laws and regulations shall constitute payment hereunder to FilmCo. In the event FilmCo disputes the imposition or amount of any tax paid by Distributor on its behalf, FilmCo shall make and prosecute any and all claims that it may have (and which it desires to make and prosecute) with respect to the same directly with the governmental agency having jurisdiction in the premises. FilmCo shall deliver to Distributor within ten (10) days following the date of this Agreement and at such other times as may be necessary in the determination of Distributor, original copies of Internal Revenue Service Form W-9, completed and executed by FilmCo, and such other documentation required under the Internal Revenue Code and reasonably requested by Distributor to establish that FilmCo is not subject to deduction or withholding of United States federal income tax with respect to any payments or distributions made hereunder. All amounts payable to Distributor under this Agreement shall be subject to all Laws and regulations now or hereafter in existence requiring the deduction or withholding of payments for income or other taxes payable by or assessable against Distributor arising out of or in connection with this Agreement. Distributor shall deliver to FilmCo within ten (10) days following the date of this Agreement and at such other times as may be necessary in the determination of FilmCo, original copies of Internal Revenue Service Form W-9, completed and executed by Distributor, and such other documentation required under the Internal Revenue Code and reasonably requested by FilmCo to establish that Distributor is not subject to deduction or withholding of United States federal income tax with respect to any payments or distributions made to Distributor hereunder. Other than foreign withholding taxes, no income or other taxes measured by income and payable by or assessable against Distributor or any of its Affiliates arising out of or in connection with this Agreement shall be withheld by Distributor from Gross Receipts, and no such taxes are recoupable hereunder, whether as Distribution Costs and Expenses or otherwise. Neither Distributor, with respect to FilmCo, nor FilmCo, with respect to Distributor, shall have nor does it agree to have any liability for the tax obligations of the other, provided Distributor shall pay over all amounts withheld by it pursuant to this Section 7.4 to the applicable taxing authority.

     7.5 Accounting Records. Books of account in respect of the distribution of each Funded Picture (which books of account are hereinafter referred to collectively as the “Distribution Records”), shall be kept at Distributor’s offices in the United States and for each of Distributor’s Affiliates, in such office where generated or customarily kept, for as long as such Distribution Records are customarily retained by such office (provided, however, that Distributor shall not be required to make the books of accounts of any Third Party subdistributors of a Motion Picture, to which Distributor does not have access or which it does not control, available hereunder) and in the form customarily maintained by Distributor or such Affiliates. Distributor shall use its commercially reasonable efforts to require its sublicensees and subdistributors to make their respective books of accounts available to Distributor for its audit and to FilmCo’s auditors for any audit conducted by FilmCo (or by FundCo as permitted under Section 7.6). Distributor shall provide to FilmCo and to FundCo copies of any audits performed by it and related to any Funded Picture (including related to Gross Receipts or Distribution Costs and Expenses) promptly after its receipt thereof, provided FilmCo and FundCo shall agree to the same confidentiality restrictions, if any, as are applicable to Distributor with respect thereto.
     7.6 Audits. FilmCo shall have the right, at its own expense, but not more than once during each twelve consecutive month period to audit the Distribution Records in order to verify any information related to Gross Receipts or Distribution Costs and Expenses or any payments made to or from FilmCo hereunder. Distributor shall cooperate with such audit, and shall endeavor to minimize the cost thereof by causing Distribution Records to be made available at one office located in the United States, if reasonable and practicable. Any such audit shall be conducted only during reasonable business hours and in such manner as not to interfere with Distributor’s normal business activities. FilmCo shall use all reasonable efforts to cause each such audit to not exceed thirty (30) consecutive days. Any such audits shall be conducted only by a Pre-Approved Auditor (compensated on a non-percentage of recovery basis). Distributor acknowledges and agrees that if FilmCo fails to conduct an annual audit of the Distribution Records, FundCo shall be entitled to exercise FilmCo’s rights under this Section 7.6. FilmCo shall not have the right to examine or inquire into any matters or items which are contained in any such Settlement Report after the expiration of thirty-six (36) months from and after the date of mailing of such Settlement Report, and such Settlement Report shall be final and conclusive upon FilmCo upon the expiration of such thirty-six (36) month period notwithstanding that the matters or items embraced by or contained therein may later be contained or referred to in a cumulative statement pertaining to more than one Accounting Period, provided that if FilmCo notifies Distributor within thirty-six (36) months that it intends to audit such Settlement Report, FilmCo shall be entitled to conduct an audit of such Settlement Report provided such audit commences within thirty (30) days of the date on which a Pre-Approved Auditor is engaged by FilmCo to audit such Settlement Report.
     7.7 Interest on Underpayments. To the extent that the results of an audit of the Distribution Records reveal that additional Gross Receipts are due FilmCo, or that FilmCo made an overpayment of any amount, Distributor agrees to pay such sums to FilmCo together with interest thereon at the Applicable Rate accruing from the date such amount should have been paid to (or was paid by) FilmCo, and to the extent that the results of such audit reveal that Distributor was underpaid by any amount due to it hereunder, FilmCo agrees to pay such sums to Distributor with interest thereon at the Applicable Rate accruing from the date such amount should have been paid to Distributor.
     7.8 Statements and Payments. All statements and payments contemplated by this Agreement shall be sent to the respective parties’ addresses as set forth in Section 16 (Notice).
8. DELIVERY.
     8.1 Definition and Procedures. The “Delivery” of a Funded Picture shall mean delivery to Distributor of the items (“Required Delivery Items”) delivered by LGF under the Master Picture Purchase Agreement to FilmCo in connection with such Funded Picture. LGF shall be deemed to have under the Master Picture Purchase Agreement taken Delivery of all such items on behalf of FilmCo on the Initial Investment Date for such Funded Picture. FilmCo shall have no liability or obligation for any failure to effect Delivery to Distributor other than, if and to the extent any materials required by Distributor for Exploitation of the Distribution Rights for a Funded Picture (“Additional Delivery Items”) are not delivered to Distributor, Distributor shall have the right to create such Additional Delivery Items and the costs therefor shall be deemed Distribution Costs and Expenses. For the avoidance of doubt, FilmCo shall hold legal title to and the ownership rights in and to all Required Delivery Items and Additional Delivery Items. To the extent any Required Delivery Items or Additional Delivery Items are held by a laboratory or storage facility, FilmCo will execute an access letter in favor of Distributor in respect of each Funded Picture, which access letter shall be substantially in the form of Exhibit 8.1 attached hereto.
9. REPRESENTATIONS AND WARRANTIES.
     9.1 Representations and Warranties by each Party. Each of Distributor and FilmCo hereby severally represents, warrants and agrees to the other as follows:
          9.1.1 Organization and Related Matters. Such party (i) is duly organized, validly existing and in good standing under the Laws of the applicable state and/or country in which it is organized; (ii) has all necessary power and authority to carry on its business as now being conducted; and (iii) has the necessary power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party.
          9.1.2 Authorization. The execution, delivery and performance of this Agreement and any related agreements by such party has been duly and validly authorized by all necessary action on the part of such party. This Agreement constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors’ rights generally.
          9.1.3 No Conflicts. The execution, delivery and performance of this Agreement and any related agreements by such party will not violate or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under (i) the charter documents of such party; (ii) any Law to which such party is subject; or (iii) any contract to which such party is a party that is material to the financial condition, results of operations or conduct of the business of such party.
     9.2 Representations and Warranties of FilmCo. FilmCo makes the following representation and warranty to Distributor: Except as set forth in the Transaction Documents, FilmCo has not entered into any agreement with or made any Obligations to any third party that might conflict or interfere with or adversely affect any of the provisions of this Agreement or the Rights granted to Distributor. Except as set forth in Section 9.1 and this Section 9.2, FilmCo makes no other representations or warranties to Distributor, whether express or implied.
     9.3 Representations and Warranties of Distributor. Distributor represents, warrants and agrees to FilmCo as follows:
          9.3.1 The execution and delivery by Distributor of this Agreement and the performance by Distributor of its obligations hereunder will not result in or require the creation of any Encumbrance on or with respect to any of the Funded Pictures or Distribution Rights licensed to Distributor hereunder, other than Permitted Liens.
          9.3.2 Distributor is duly qualified or licensed and in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or in which the conduct of its business requires it to be so qualified or licensed and in good standing, except, in each case, to the extent the failure to be so qualified or licensed and in good standing would not have a material adverse effect on Distributor or on Distributor’s ability to meet its obligations hereunder.
          9.3.3 No Stop Funding Event or Distribution Termination Event has occurred.
10. COVENANTS.
     10.1 Covenants Applicable to Each Party. Each party to this Agreement hereby covenants to the other that it will at all times during the term of this Agreement:
          10.1.1 Compliance with Laws, Etc. Comply in all material respects with all applicable Laws.
          10.1.2 Preservation of Existence, Etc. (i) Preserve and maintain its corporate existence, (ii) qualify and remain qualified in good standing as a foreign corporation or limited liability company under the Laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (iii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business.

     10.2 Covenants of FilmCo. FilmCo hereby covenants to Distributor that (i) it will on request of Distributor execute and deliver to Distributor a short form license agreement substantially in the form of Exhibit 10.2 attached hereto (each, a “Short Form License Agreement”) with respect to each Funded Picture, (ii) it shall not create any Encumbrance on any Funded Picture, other than Permitted Liens, and (iii) it will execute any access letters as may be requested by the Distributor to allow the Distributor to access the Physical Materials.
     10.3 Covenants of Distributor. Distributor will at all times, unless consented to in writing by FilmCo (which consent shall be given or not given by FundCo on FilmCo’s behalf):
          10.3.1 Allocated Costs and Financial Benefits. Whenever Distributor makes any expenditures or incurs any liability in respect of a group of Motion Pictures which includes one or more of the Funded Pictures, such expenditure or liability shall be allocated on a fair and reasonable basis among all such Motion Pictures, provided no such allocation shall be made with respect to Funded Pictures if the costs or expense would not otherwise be chargeable to FilmCo under this Agreement. Distributor shall disclose all revenues or other consideration received from any Person (including licensees, vendors and suppliers) received for or in connection with the distribution of Motion Pictures including the Funded Pictures, including, without limitation, advances, volume and prompt payment discounts, laboratory and other vendor rebates and adjustments (“Financial Benefits”), provided all Rebates shall be disclosed, allocated and subject to review in accordance with the terms of and pursuant to Section 4.3 of the Master Picture Purchase Agreement. All such Financial Benefits shall be allocated to the Funded Pictures on a fair, and reasonable basis among all Motion Pictures to which such Financial Benefit applies, and on a Non-Discriminatory Basis.
          10.3.2 Allocations of Revenue. Distributor shall disclose to FilmCo only the aggregate amount received with respect to contracts pursuant to which Distributor receives from any licensee either a flat sum or a percentage of the receipts, or both, for any right to a group of Motion Pictures which includes any of the Funded Pictures, under any agreement (whether or not the same shall provide for the exhibition, sale, lease or delivery of positive prints of any of said Motion Pictures) which does not specify what portion of the license payments apply to the respective Motion Pictures in the group (or to such prints or other material, if any, as may be supplied). Distributor shall allocate such revenue among all the Motion Pictures licensed (including the Funded Pictures) on a fair, reasonable and Non-Discriminatory Basis using its good faith business judgment.
          10.3.3 Manner of Distribution. Distributor shall have complete and exclusive discretion and control (which it shall exercise in accordance with its customary business practices and in good faith) as to the time, manner, terms and extent of distribution, exhibition, and Exploitation of each Funded Picture, in accordance with such policies, terms and conditions and through such Persons as the Distributor in its business judgment (which it shall make on a Non-Discriminatory Basis, in accordance with its customary business practices and in good faith) may determine proper or expedient. Distributor’s obligation to distribute each Funded Picture on a “Non-Discriminatory Basis” means distribution shall be commensurate with the treatment of Motion Pictures owned or controlled solely by

Distributor using its good faith business judgment, taking into account, among other things, the genre, quality, budget, marketplace, strength of competition, time of the year, the director, the rating and NRG index scores of such Funded Picture; provided, however, Distributor is making no representation, warranty or guaranty that any receipts received with respect to any Funded Picture from any media or territory will be comparable to the receipts received for any other Motion Picture distributed by Distributor in such media or territory. The determination whether a Funded Picture has been distributed on a Non-Discriminatory Basis will be made based upon the overall treatment of the applicable Funded Picture over all media and territories, rather than on a media by media or territory by territory basis. Distributor shall have the right to sell, subdistribute or license any Distribution Rights with respect to any Funded Pictures in Distributor’s sole discretion and no such decision to sell or subdistribute rights shall be deemed to breach Distributor’s Non-Discriminatory Basis obligations. Distributor shall include the Funded Pictures in all output agreements entered into by Distributor or its Affiliates with respect to Motion Pictures produced and distributed by Distributor including Distributor’s agreement with Showtime (if in effect), if and to the extent such Funded Pictures qualify for inclusion under such output agreement based on picture criteria and release date. FilmCo agrees to be bound by the terms of any Third Party arms’ length subdistribution agreement prior to and following a Distribution Termination Event. Except as permitted under or as contemplated by the Transaction Documents, to the extent that Distributor enters into any transactions under this Agreement with Affiliates, Distributor shall do so only on arms-length terms and conditions.
     10.4 Reporting. Distributor shall promptly notify FilmCo: (i) of the occurrence of any event which is, or which with the giving of notice or the lapse of time, or both, would constitute, a Distribution Termination Event or Stop Funding Event, setting forth the details of such event and (iii) the action (if any) taken by Distributor with respect thereto.
11. EVENT OF DEFAULT / REMEDIES.
     11.1 Event of Default By Distributor.
          11.1.1 Distribution Termination Event. Upon the occurrence of a Distribution Termination Event, then in addition to FilmCo’s remedies set forth in Section 11.2 and Section 13 hereof at Law or in equity, FilmCo shall have the right to terminate this Agreement and on such termination, all Distribution Rights shall revert to FilmCo. Any such termination shall be effective upon receipt of a Notice of termination. Notwithstanding the foregoing, in the event of such a termination, Distributor shall be entitled to its Distribution Fees on Gross Receipts received by or payable to Distributor prior to the date of Notice of termination and to recoup any and all of its Distribution Costs and Expenses, including, without limitation, Residuals and Third Party Payments paid by Distributor and to receive payment for any True-Up Statements that had been issued but not yet paid and shall be entitled to issue a True-Up Statement for the applicable Accounting Period up to and including the date of termination. Following a Notice of termination, FilmCo agrees to abide by and honor the terms of any subdistribution agreement entered into by Distributor prior to the date of such Notice of termination, subject to all the rights and remedies contained therein in the event of a subdistributor’s breach, and FilmCo shall be solely liable for payment of Third Party Participations and Residuals accrued but unpaid prior to the Notice of termination and payable or accruing after the Notice of termination.
          11.1.2 Limitation of FilmCo’s Remedies. Other than as set forth in Section 11.1.1 with respect to a Distribution Termination Event, FilmCo’s sole and exclusive remedy for any breach or default by Distributor of this Agreement shall be to bring an action at Law to recover any actual damages incurred by FilmCo as a result of such Distributor breach or default. Notwithstanding anything to the contrary herein, FilmCo shall not be entitled to any form of equitable relief, including any injunctive relief, and in no event shall FilmCo or a party transferring rights or rendering services in connection with a Funded Picture, be entitled to terminate or rescind this Agreement or Distributor’s rights with respect to a Funded Picture or enjoin or restrain or otherwise interfere with Distributor’s production, distribution or exhibition of the Funded Picture, its exercise or exploitation of the Distribution Rights, or Distributor’s use, publication or dissemination of any advertising issued in connection with the Funded Picture. In furtherance of and without limiting the foregoing, FilmCo agrees that it shall not interfere or authorize or cause any other party to interfere with the rights of Distributor and its subdistributors to quietly and peacefully enjoy and possess all Distribution Rights in the Funded Pictures.
     11.2 Event of Default By FilmCo. Upon the occurrence and during the continuance of a breach or default by FilmCo (other than as the result of any Lions Gate Company’s (as the Manager of FilmCo) action or failure to act, or any Lions Gate Company’s failure to comply with its obligations (as a Member of FilmCo) under the FilmCo Operating Agreement) of any of its agreements, representations, warranties or covenants set forth herein (each a “FilmCo Event of Default”), and without limiting any other remedies available to it under this Agreement or by Law, Distributor shall have the right to withhold and reserve from any monies whatsoever payable to FilmCo or its designee hereunder, sums reasonably sufficient to secure Distributor from and against such breach of any of FilmCo’s obligations under this Agreement.
12. INDEMNIFICATION.
     12.1 Indemnification. Each party (“Indemnifying Party”) hereby indemnifies, defends and holds harmless the other party and its successors, licensees, assigns, and employees, officers and directors (collectively for the purposes of this Section “Indemnified Party”) from and against any and all liability, loss, damage, cost and expense, including, without limitation, reasonable attorney’s fees (but excluding lost profits or consequential damages of such party) (“Losses”) arising out of or related to any claim by a third party arising out of or related to the breach or alleged breach of any warranty, representation or agreement made by the Indemnifying Party herein. The Indemnified Party shall promptly notify the Indemnifying Party of any claim to which the foregoing indemnification applies and the Indemnifying Party shall undertake, at its own cost and expense, the defense thereof. The Indemnified Party may, at its option and expense, engage its own counsel. If the Indemnifying Party fails to promptly appoint competent and experienced counsel, the Indemnified Party may engage its own counsel and the reasonable charges in connection therewith shall promptly be paid by the Indemnifying Party.

     12.2 Action or Proceeding. Promptly after receipt by an Indemnified Party of notice of the commencement of any Action or Proceeding involving a claim referred to in Section 12.1 above, such Indemnified Party shall promptly give notice to the Indemnifying Party of the commencement of such Action or Proceeding; provided, however, that the failure of such Indemnified Party to give any such notice shall not (i) relieve the Indemnifying Party of its obligations, except to the extent that such failure results in the forfeiture of rights or defenses and the Indemnifying party incurs an increased obligation to such Indemnified Party on account of such failure, and (ii) in any event relieve the Indemnifying Party from any liability with respect to the Indemnified Party which the Indemnifying Party may have otherwise on account of this Agreement or any other Transaction Document. If any such action or proceeding is brought against an Indemnified Party, unless in the reasonable opinion of counsel for such Indemnified Party a conflict of interest between Indemnified Party and the Indemnifying Party may exist in respect of such Action or Proceeding and representation of both would be inappropriate, the Indemnifying Party shall be entitled to participate in and to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, effect any settlement of any such pending or threatened action or proceeding, unless such settlement includes (x) an unconditional release of the Indemnified Party from all liability on Claims that are the subject matter of such Action or Proceeding, (y) no admission or acknowledgment of culpability or wrongdoing by the Indemnified Party, and (z) no provision for any non-monetary relief to any Person to be performed by the Indemnified Party. If the Indemnified Party settles any such suit, claim or proceeding, the amount thereof shall be charged to the Indemnifying Party only if the Indemnifying Party’s prior approval has been obtained.
     12.3 Specific Indemnified Matters. Without limiting any other rights of FilmCo hereunder or under applicable Law, Distributor shall indemnify, defend and hold harmless FilmCo and FundCo, and each of their respective members, managers, officers, directors, and employees (collectively, the “FilmCo Indemnified Parties”) from and against losses actually incurred by such FilmCo Indemnified Parties from any third person’s (not FilmCo or any party asserting the rights of FilmCo) Action, including, without limitation, reasonable attorney’s fees (“FilmCo Losses”) arising out of, or related to, or in connection with:
          12.3.1 Distributor’s exercise or other exploitation of the Distribution Rights;
          12.3.2 any claim alleging that any material (including advertising, publicity, promotional trailers) added to or used by the Distributor in connection with a Funded Picture, or any change made by the Distributor to a Funded Picture or to any such materials (e.g., a change in title, editing changes) to the extent any are supplied by or at the request or direction of or on behalf of Distributor, violates or infringes upon the trademark, trade name, patent, copyright, literary, dramatic, musical, artistic, personal, privacy, publicity, civil, property or contract rights, the moral rights of artists or any other right of any Person;

          12.3.3 any claim alleging that Distributor is in breach of its obligations to any Person (including any sublicensee or subdistributor) (other than its obligations to FilmCo under this Agreement); and
          12.3.4 the failure of Distributor or any of its Affiliates to comply with applicable Law.
     12.4 Other Indemnified Matters; Control of Certain Matters. Without limiting any other rights of the FilmCo Indemnified Parties hereunder or under applicable Law, Distributor shall indemnify, defend and hold harmless the FilmCo Indemnified Parties from and against any FilmCo Losses arising out of, related to, or in connection with third party claims as a result of any breach by LGF of its representations and warranties in Section 6.2.4 of the Master Picture Purchase Agreement with respect to a Funded Picture (the “Specified Claims”), provided, however, Distributor shall be entitled to recoup as Distribution Costs and Expenses all out-of-pocket costs and expenses incurred by it on behalf of the FilmCo Indemnified Parties under this Section 12.4, and the out-of-pocket third party costs and expenses incurred by it and arising out of, related to, or in connection with the Specified Claims, from the Gross Receipts from such Funded Picture. The foregoing rights and remedies are in addition to and not in lieu of the rights and remedies otherwise available to FilmCo under the Master Picture Purchase Agreement.
     12.5 Control of Litigation. Distributor shall (i) have the right to assume the defense of any claim made by a Third Party and arising from a breach or alleged breach of any representation, warranty or agreement of FilmCo hereunder or that otherwise may be subject to the indemnity set forth in Section 12.1 above, and (ii) shall assume the defense of any claim for which FilmCo or the FilmCo Indemnified Parties are indemnified under Section 12.1, Section 12.3, or Section 12.4 above. FilmCo shall have the right as well as the obligation to consult and cooperate with Distributor in connection with any such claim and, upon Distributor’s request, to furnish Distributor with any and all evidence, materials or other information relevant thereto. FilmCo shall have the right (at FilmCo’s sole expense) to have FilmCo’s own counsel present in connection with the defense of any such claim, provided that such counsel fully cooperates with Distributor’s counsel and in no way interferes with the handling of the case by Distributor’s counsel. FilmCo understands and agrees that all aspects of the defense of any such claim, whether as part of any litigation, negotiations or otherwise (excluding any decision regarding any settlement as provided below), shall be controlled by Distributor, Distributor shall be free to use counsel of Distributor’s choice in connection therewith, and such control shall in no way abrogate or diminish FilmCo’s obligations under Section 12.1 above. Distributor shall not, without the prior written consent of the FilmCo Indemnified Parties (which shall not be unreasonably withheld or delayed) effect any settlement or any pending or threatened claim unless such settlement includes (x) no admission of wrongdoing or culpability by any FilmCo Indemnified Party, (y) no provision for non-monetary relief to be performed by any FilmCo Indemnified Party, and (z) if Distributor (or any of its Affiliates) is released, an unconditional release of the FilmCo Indemnified Parties from all liability on the claims that are the subject matter of such claim or proceeding. No amounts paid or payable in connection with

Distributor’s indemnity obligations under Section 12.1 and Section 12.3 shall be recoupable by Distributor hereunder, whether as Distribution Costs and Expenses or otherwise.
13. ARBITRATION; LIMITATION ON DAMAGES.
     13.1 Set forth on Schedule B are the procedures agreed by the parties for resolution of all Proceedings under this Agreement, the breach thereof and/or the scope of the provisions of this Section 13. Distributor acknowledges and agrees that in the event of any Claim by FilmCo against Distributor or its Affiliates under this Agreement, FundCo shall have the sole right, on behalf of FilmCo, to cause FilmCo to bring such Claim and to make all decisions and to cause FilmCo to take (or not take) all actions related thereto.
     13.2 IN NO EVENT SHALL A PARTY HERETO (OR ANY AFFILIATE OF A PARTY HERETO) BE LIABLE FOR ANY CONSEQUENTIAL DAMAGES OR LOSS WHICH THE OTHER PARTY HERETO (OR ANY OF ITS AFFILIATES) MAY SUFFER OR SUSTAIN AS A RESULT OF ANY BREACH BY SUCH FIRST-MENTIONED PARTY (OR AN AFFILIATE OF SUCH FIRST-MENTIONED PARTY HERETO) OF THIS AGREEMENT. IN NO EVENT SHALL A PARTY HERETO (OR ANY AFFILIATE OF A PARTY HERETO) BE LIABLE FOR PUNITIVE DAMAGES, THE RIGHT TO WHICH IS EXPRESSLY WAIVED BY EACH PARTY HERETO.
14. WAIVER/ GOVERNING LAW / PROCEEDINGS.
     14.1 No Waiver. No waiver of any default or breach of this Agreement by either party shall be deemed a continuing waiver or a waiver of any other breach or default, no matter how similar.
     14.2 Governing Law. The Laws of the State of New York and the United States of America applicable to contracts made and performed entirely in New York shall govern (i) the validity and interpretation of this Agreement, (ii) the performance by the parties of their respective obligations hereunder, and (iii) all other causes of action (whether sounding in contract or in tort) arising out of or relating to this Agreement, or the termination of this Agreement.
     14.3 Legal Proceedings. Distributor, its successors and assigns, are hereby empowered to bring, prosecute, defend and appear in Proceedings of any nature under or concerning infringement of or interference with any of the Distribution Rights granted. Distributor will notify FilmCo in writing prior to commencement of any suit, action or proceedings. FilmCo may participate in any suit, action or proceeding using counsel of its choice at its sole expense. FilmCo’s expenses will be reimbursed from any recovery in equal proportion with Distributor’s expenses. If Distributor fails to take necessary action, FilmCo (at FundCo’s sole direction and control) may, but will not be obligated to, take such action in FilmCo’s or Distributor’s name with all recoveries belonging to FilmCo. In all other instances, all recoveries, net of third party out-of-pocket expenses incurred for such Proceedings shall be deemed to be part of Gross Receipts.
15. INSURANCE.

     15.1 Distributor shall procure and maintain in full force and effect standard distributor’s liability (errors and omissions) insurance issued by a nationally recognized insurance carrier covering the Funded Pictures with minimum limits of at least $1,000,000 for any claim arising out of a single occurrence and $3,000,000 for all claims in the aggregate, which shall provide coverage for distribution of each Funded Picture, and the advertising and promotion materials with respect thereto. Such insurance may not be canceled without 30 days prior written notice to Distributor and FilmCo. Any proceeds received under such insurance policy with respect to any Funded Picture shall be credited as set forth in Schedule C, Section 2.G.
16. NOTICE.
     16.1 Any notice or demand which any party is required, or may desire, to give to the other parties shall be in writing and shall be given by addressing the same to the other parties at the address hereinafter set forth, or at such other address as may be designated in writing by any such party by notice given to the other in the manner prescribed in this Section 16 and shall be deemed effective (i) when delivered personally during normal business hours, (ii) on the date of receipt specified in any return receipt if it shall have been deposited postage prepaid in the United States mail (certified or registered with return receipt requested), (iii) on the second Business Day after dispatch by Federal Express, DHL, Airborne or other recognized international courier service, or (iv) when sent by facsimile transmission, if, and only if, such facsimile transmission is followed within two (2) Business Days by a written notice sent in accordance with clauses (i), (ii) or (iii) above, whichever of the foregoing shall first occur; provided, however, that any notice alleging a default must be given by the means set forth in clauses (i), (iii) or (iv) above.
Any notice or demand to Distributor shall be addressed as follows:
Lions Gate Films Inc.
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Attn: General Counsel
Telephone: (310) 449-9200
Facsimile: (310) 255-3840
With a courtesy copy to:
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024
Attn: Joshua B. Grode, Esq.,
Telephone: 310-500-3500
Facsimile: 310- 500-3501
Any notice or demand to FilmCo shall be addressed as follows:
LG Film Finance I, LLC

2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Attn: President
Telephone: (310) 449-9200
Facsimile: (310) 255-3840
With a courtesy copy to:
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
Attn: Kristy Wagner, Esq.
Telephone: 212-309-7019
Facsimile: 212-309-6001
Any unintentional failure to deliver courtesy copies as required herein shall not be a breach of this Agreement.
17. FORCE MAJEURE.
     17.1 If either party’s performance hereunder is prevented by reason of an event of Force Majeure, then during the existence of such event, the affected party shall not be liable for its failure to timely perform its obligations hereunder and this Agreement shall be extended for a period equal to the delay caused by the occurrence of the Force Majeure.
18. HOLDING OF MONIES.
     18.1 FilmCo expressly acknowledges that except as expressly set forth herein Distributor shall not be obligated to segregate Gross Receipts from other funds, it being the intent and purpose hereof that FilmCo’s or FundCo’s share of Gross Receipts from the Funded Pictures are referred to herein merely as a measure in determining the time and manner of payment to FilmCo and that Distributor shall not be deemed a trustee, pledgeholder or fiduciary of FilmCo or FundCo. Nothing herein shall be deemed to limit or amend the Intercreditor Agreement or the Intercreditor and Subordination Agreement.
19. SECURITY INTEREST IN FAVOR OF FILMCO.
          19.1 Distributor will grant and assign to FilmCo, pursuant to a security agreement to be executed concurrently herewith, a security interest in and to, and copyright mortgage on, the Distribution Rights as more fully described in such security agreement (collectively, “Distributor Collateral”) in each Funded Picture in order to secure Distributor’s payment obligations to FilmCo hereunder. Such security interests and copyright mortgages shall be entitled to priority over all other security interests in the Distributor Collateral. Distributor will execute and file or record, as appropriate, any other security agreements, UCC financing statements, copyright mortgages and other documents, instruments or agreements reasonably necessary to evidence, perfect and preserve the security interests and copyright mortgages granted to FilmCo hereunder and under the security agreement. Distributor authorizes

FilmCo to date such security interest and copyright mortgages, substantially in the form attached to the FilmCo Security Agreement, as of the date on which Distributor acquires its Distribution Rights in such Funded Picture, to file such copyright mortgages in the United States Copyright Office and to file UCC-1 financing statements with respect thereto.
20. ASSIGNMENT.
     20.1 Distributor shall not have the right to assign any of its rights or to delegate any of its obligations hereunder or any interest herein without the prior written consent of FilmCo, provided, however, Distributor may, without FilmCo’s consent, assign all of its rights and obligations hereunder to any Affiliate of LGE which is the primary distributor for LGE’s Motion Pictures (other than Funded Pictures) and which assumes all obligations hereunder and executes joinder agreements with respect to the Intercreditor Agreement, and to all security agreements, security interests and copyright mortgages delivered by Distributor under Section 19 hereof, as required. Notwithstanding the foregoing, Distributor shall have the right to (i) subdistribute, license, or sublicense any of the Distribution Rights hereunder to one or more Third Parties, and (ii) Distributor shall be entitled to sell or pre-sell territories in the ordinary course of its business, provided that all consideration received in connection with such sales shall be Gross Receipts.
21. AMENDMENTS AND WAIVERS.
     21.1 Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally or in writing, except that any term of this Agreement may be amended and the observance of any such term may be waived (either generally or in a particular instance and either retroactively or prospectively) with (but only with) the written consent of all of the parties hereto and FundCo; provided, however, that no such amendment or waiver shall extend to or affect any obligation not expressly waived or impair any right consequent therein. No delay or omission to exercise any right, power or remedy accruing to any party hereto shall impair any such right, power or remedy of such party nor be construed to be a waiver of any such right, power or remedy nor constitute any course of dealing or performance hereunder.
22. MISCELLANEOUS.
     22.1 Notwithstanding anything to the contrary set forth in this Agreement, the following provisions shall survive the termination of this Agreement: Section 6 (Allocation of Gross Receipts), Section 7 (Accounting, etc.), Section 9 (Representations and Warranties), Section 12 (Indemnification), Section 13 (Arbitration), Section 14.2 (Governing Law), Section 16 (Notice), and Section 22 (Miscellaneous).

     22.2 FundCo shall be a third party beneficiary of this Agreement with respect to Section 21.1 hereof.
     22.3 This Agreement consists of these provisions, the attached exhibits and schedules all of which exhibits and schedules are herein incorporated by this reference and made a part hereof. Nothing contained herein shall be deemed to create a relationship of partnership, joint venture, agency, fiduciary or employment between the parties.
     22.4 This Agreement together with the other Transaction Documents sets forth the entire understanding of the parties regarding the subject matter hereof and supersedes all prior oral or written agreements between them.
     22.5 Section headings are inserted herein for convenience only and do not constitute a part of this Agreement.
     22.6 Neither FilmCo nor Distributor shall disclose to any third party (other than its respective members, managers, employees, directors and officers, in their capacity as such on a need-to-know basis), any information with respect to the financial terms and provisions of this Agreement except: (i) to the extent necessary to comply with the Law or the valid order of a court of competent jurisdiction, in which event(s) the party making such disclosure shall so notify the other as promptly as practicable (if possible, prior to making such disclosure) and shall seek confidential treatment of such information, (ii) to the extent necessary to comply with S.E.C. or similar disclosure requirements, (iii) to its parent and affiliated companies, their lenders (and their respective advisors and attorneys), prospective financiers and investors (and such persons’ investment bankers, agents, attorneys, accountants and necessary experts), auditors, investment bankers, attorneys and similar professionals, provided that such companies, banks, advisors, financiers, investors, investment bankers, experts, auditors, accountants, attorneys and similar professionals agree to be bound by the provisions of this subparagraph, and (iv) in order to enforce its rights pursuant to this Agreement.
     22.7 FilmCo and Distributor shall each execute, acknowledge and deliver any and all further documents or instruments that are necessary, expedient or proper to implement, administer and effectuate the purpose and intent of this Agreement. If a party fails to deliver such additional documents or instruments within thirty (30) days after the other party’s request therefor, including, without limitation, a Short Form License Agreement with respect to each Funded Picture, the party required to execute such document or instrument irrevocably appoints the other party to execute such additional documents as attorney-in-fact, coupled with an interest.
     22.8 The invalidity, illegality or unenforceability of any provision of this Agreement, pursuant to judicial decree, shall not affect the validity or enforceability of any other provision of the Agreement, all of which shall remain in full force and effect.
     22.9 This Agreement may be executed in one or more counterparts, each of which, when delivered to the parties hereto, shall be deemed an original but all of which together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
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     IN WITNESS WHEREOF, the parties have executed this Master Distribution Agreement as of the date first above written.

LIONS GATE FILMS INC.

By:	/s/ Wayne Levin

Name:	Wayne Levin

Title:	Vice President

LG FILM FINANCE I, LLC

By:	Lions Gate Entertainment Inc., its Manager

	By:	/s/ Wayne Levin

	Name:	Wayne Levin

	Title:	General Counsel

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